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                                                                   EXHIBIT 10.23

July 15, 1998


Robert J. Dominici



Dear Robert:

I am pleased to offer you a position with Cholestech Corporation (the "Company") as an EXECUTIVE VICE PRESIDENT, commencing on JULY 20, 1998. Areas of responsibility will include Marketing, Sales and Business Development. You will receive a monthly salary of $13,750.00, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will be eligible for the Management Incentive Bonus Program. This plan includes a potential award rate of 32.5% of base salary for "On Target Performance" and 48.75% for "Maximum Performance". Performance to be defined based on 30% for profit, 50% direct responsibilities and 20% discretionary. First year is on a prorated basis as a percent of the year employment.

As a Company Associate, you are also eligible to participate in our Associate benefits package which includes medical/dental insurance, life insurance, long term disability insurance, and a 401(k) retirement plan in addition to sixteen
(16) days of Personal Time Off the first year and ten (10) paid holidays. You should note that the Company may modify salaries and/or benefits from time to time as it deems necessary. Information regarding these programs and other Company benefits along with guidelines concerning employment are contained in the Cholestech Associate package, which is issued at the time employment commences.

You will be granted an incentive stock option entitling you to purchase up to 250,000 shares priced at the close of business on the day you accept this offer. Accelerated vesting will apply to 100,000 options upon successful completion of the J&J-Merck Project. Completion definition to be defined. Should the J&J-Merck Project be delayed the vesting will occur according to the standard vesting plan. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

In the event that Cholestech terminates your employment, without cause, you will be paid an amount equal to one year's salary, at the rate of salary in effect immediately prior to such termination and any bonus earned during your employment (minus applicable withholding). Your stock option vesting will also be accelerated for a year from date of termination. You may exercise the vested options according to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement.

Robert J. Dominici


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July 15, 1998
Page Two

For us to comply with the federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

All new Associates are required to sign an "Employment, Confidential Information, Invention Assignment, and Arbitration Agreement" as a condition of employment. Please review the enclosed Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by both parties. Please feel free to call me with any questions or comments you might have about the offer.

Kindly acknowledge your acceptance of this offer by signing and returning this letter and the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement to the Human Resources Department. A duplicate original of the offer letter is enclosed for your records.

We look forward to working with you at Cholestech Corporation.

Sincerely,

/s/ Warren E. Pinckert II

Warren E. Pinckert II
President and Chief Executive Officer

ACCEPTED AND AGREED TO this

15th day of July, 1998.



/s/ Robert J. Dominici
- -------------------------------
Robert J. Dominici

Enclosures:    Duplicate Original Letter
               Employment, Confidential Information, Invention Assignment,
                and Arbitration Agreement